UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 10, 2005
Cerner Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-15386	43-1196944

(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117

(Address of Principal Executive Offices)	(Zip Code)

(816) 221-1024

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
On November 10, 2005, Cerner Corporation (the “Company”) entered into new employment agreements (the “Agreements”) with Neal L. Patterson, Chairman of the Board of Directors and Chief Executive Officer, and Clifford W. Illig, Vice Chairman of the Board of Directors. Mr. Patterson and Mr. Illig have both been “at will” employees of the Company since 1992, when their prior employment agreements expired.
The Agreements provide for: (i) Mr. Patterson to continue to serve as the Company’s Chief Executive Officer and as the Chairman of the Board of Directors, reporting directly to the Board of Directors, with a base salary, specified use of the Company’s airplane, and a potential bonus, all to be determined by the Board of Directors; and, (ii) Mr. Illig to continue to serve as the Company’s Vice Chairman of the Board of Directors, reporting directly to the Company’s Chairman of the Board of Directors and Chief Executive Officer, with a base salary, specified use of the Company’s airplane, and a potential bonus, all to be determined by the Board of Directors. The Agreements establish an at will employment relationship, do not have a fixed expiration date, and, may be terminated by Cerner without advance notice or by Mr. Patterson or Mr. Illig, respectively, upon thirty days’ written notice.
If Mr. Patterson’s employment is terminated by the Company without Cause or if Mr. Patterson resigns with Good Reason or is terminated without Cause within twelve months after the date a Change in Control of the Company becomes effective, he will be entitled to receive: (i) three years’ base salary; (ii) three times the average annual cash bonus received during the prior three year period; and, (iii) health benefits for a three-year period following the termination, all subject to execution of a severance agreement containing normal and customary provisions, including but not limited to, a release of the Company from any employment related claims. If Mr. Illig’s employment is terminated by the Company without Cause or if Mr. Illig resigns with Good Reason or is terminated without Cause within twelve months after the date a Change in Control of the Company becomes effective, he will be entitled to receive: (i) two years’ base salary; (ii) two times the average annual cash bonus received during the prior three year period; and, (iii) health benefits for a two-year period following the termination, all subject to execution of a severance agreement containing normal and customary provisions, including but not limited to, a release of the Company from any employment related claims.
Additionally, upon a termination of employment of Mr. Patterson or Mr. Illig by the Company without Cause, equity incentive awards granted after the date of the Agreements that would have vested: (i) during the three year period following such termination in the case of Mr. Patterson, and (ii) during the two year period following such termination in the case of Mr. Illig, shall vest immediately. Both Agreements provide that upon a Change in Control, 50% of each equity incentive award granted after June 1, 2005 and prior to the date the Change in Control becomes effective that has not vested will become vested on the date the Change in Control becomes effective; and the remaining 50% will continue to vest according to their vesting schedule, unless Mr. Patterson’s or Mr. Illig’s employment is terminated without Cause or Mr. Patterson or

Mr. Illig resign with Good Reason within twelve months following the date of the Change in Control, in which case 100% of such equity incentive awards will vest upon the effective date of such termination or resignation with Good Reason.
The Agreements also contain: (i) an assignment provision wherein Mr. Patterson and Mr. Illig will assign all New Solutions and Ideas to the Company; (ii) a non-disclosure provision that survives in perpetuity; (iii) non-competition and non-solicitation provisions that are effective during the term of Mr. Patterson’s and Mr. Illig’s employment and for two years following termination of employment, for any reason, with the Company; and, (iv) a general indemnification provision by Mr. Patterson, Mr. Illig and the Company.
If Mr. Patterson or Mr. Illig commit a breach of the restrictive covenant provisions found in their respective Agreement, the Company’s obligation to make severance payments under the Agreement and the vesting of equity incentive awards will cease, Mr. Patterson or Mr. Illig, as the case may be, would be required to reimburse the Company for all severance payments made, and all equity incentive awards (or proceeds of exercised awards) that vested based upon termination or after termination would be forfeited.
“Change in Control”, “Cause”, “Good Reason” and “New Solutions and Ideas” are defined in the Agreements for Mr. Patterson and Mr. Illig, respectively, which are attached as Exhibits to this Form 8-K.
The foregoing description of the Agreements with Mr. Patterson and Mr. Illig do not purport to be a complete statement of the parties’ rights and obligations under the Agreements and the transactions contemplated thereby. The above description is qualified in its entirety by reference to the Agreements which are filed with this Current Report on Form 8-K as Exhibits 99.1 and 99.2 and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
c) Exhibits

99.1	Employment Agreement with Neal L. Patterson.
99.2	Employment Agreement with Clifford W. Illig
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERNER CORPORATION
Date: November 17, 2005	By:	/s/ Marc G. Naughton
Marc G. Naughton, Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Employment Agreement with Neal L. Patterson
99.2	Employment Agreement with Clifford W. Illig